   Exhibit 99.1

Applied Molecular Transport Reports Second Quarter 2021 Financial Results and

Provides Corporate Update

Top-line data readouts expected from four Phase 2 trials of oral AMT-101, consistent with previous guidance

•	Combination trial of AMT-101 with anti-TNFα in moderate-to-severe ulcerative colitis (UC) patients in the fourth quarter of 2021;
•	Monotherapy trial in pouchitis, combination trial with anti-TNFα in rheumatoid arthritis (RA) and monotherapy trial in UC in 2022

Phase 1 enrollment on-going for second product candidate, oral AMT-126, with top-line data readout expected in 2022

Strengthened balance sheet with successful follow-on offering in April with net proceeds of approximately $113 million; As of June 30, 2021, cash, cash equivalents, and investments of approximately $200 million

Virtual R&D Day planned for October 15, 2021, to discuss platform technology, clinical programs, and research activities

SOUTH SAN FRANCISCO, Calif., August 10, 2021 -- Applied Molecular Transport Inc. (Nasdaq: AMTI) (AMT), a clinical-stage biopharmaceutical company, today provided a corporate update and reported financial results for the second quarter ended June 30, 2021.

“We have continued to advance our portfolio of transformational oral biologic therapeutics, with both AMT-101 and AMT-126 in the clinic,” said Tahir Mahmood, Ph.D., chief executive officer and co-founder of AMT. “We were pleased to further strengthen our balance sheet with a successful follow-on offering in April. These proceeds enable us to accelerate development of our pipeline of promising therapeutics. We believe that our programs in the clinic, AMT-101 and AMT-126, have broad potential for treating intestinal and systemic inflammatory indications and other diseases. We look forward to top-line readouts from our AMT-101 Phase 2 trials beginning in the fourth quarter of this year, and top-line AMT-126 Phase 1 data in 2022. We believe the next 12 months will be a data-rich and execution-focused period for the company.”

Recent Business Highlights

•	Presented additional positive data from oral AMT-101 Phase 1b multiple ascending dose trial in UC patients at the ECCO’21 Virtual Congress in July 2021:
o	After 14 days of treatment, once daily, oral AMT-101 was safe and well tolerated, and demonstrated trends of improvement in objective measures of inflammation: fecal calprotectin, CRP, and histology
o	Key findings support our thesis that oral AMT-101 actively exerts immunomodulatory effect resulting in local and systemic benefit
o	Microbiome analyses demonstrate enhancement of favorable enteric commensal bacteria, known to be correlated with restoration of intestinal immune homeostasis
•	Enrollment ongoing in four Phase 2 trials for AMT-101, a GI-selective, oral IL-10 fusion:
o	MARKET combination trial of oral AMT-101 with anti-TNFα in biologic-naïve patients with moderate-to-severe UC
o	FILLMORE monotherapy trial for patients with chronic pouchitis
o	CASTRO combination trial of oral AMT-101 with anti-TNFα for patients with RA who are partial or non-responders to anti-TNFα therapy
o	LOMBARD monotherapy trial for biologic-naïve and experienced patients with moderate-to-severe UC
•	Enrollment ongoing in Phase 1a trial in healthy volunteers for AMT-126, a GI-selective, oral IL-22 fusion:
o	Expect development plan to resemble AMT-101 approach with broad potential in multiple indications
o	Plan to conduct a Phase 1b trial in patients with impaired intestinal epithelial barrier function
•	Closed an underwritten public offering in April of 2,875,000 shares of our common stock, at a public offering price of $42.00 per share, resulting in net proceeds of $112.8 million

Anticipated Upcoming Milestones

•	Top-line data readouts from four oral AMT-101 Phase 2 trials in Q4 2021 and into 2022
•	Top-line data readout from oral AMT-126 Phase 1 trial in 2022
•	Virtual R&D Day planned for October 15, 2021 to discuss platform technology, clinical programs, including study designs, and research activities
•

Supporting growth of clinical activities and pipeline expansion by combining corporate headquarters, research labs and oral biologics GMP manufacturing facility in a single site in South San Francisco, CA in Q4 2021

Financial Results for the Second Quarter Ended June 30, 2021

Research and development (R&D) expenses. Total R&D expenses for the second quarter of 2021 were $16.5 million, compared to $12.8 million for the same period in 2020. The increase was related to an increase in expenses associated with clinical trials, compensation and facility related expenses, offset by a decrease in materials, preclinical studies and contract manufacturing.

General and administrative (G&A) expenses. Total G&A expenses for the second quarter of 2021 were $7.1 million, compared to $2.5 million for the same period in 2020. The increase was primarily due to an increase of $3.2 million in personnel and administrative costs due to an increase in headcount and an increase of $1.3 million in professional fees.

Net loss. Net loss for the second quarter of 2021 was $23.6 million, compared to $15.4 million for the same period in 2020.

Cash, cash equivalents, and investments. As of June 30, 2021, cash, cash equivalents, and investments were $199.5 million.

About AMT-101

AMT-101 is a novel GI-selective, oral fusion of hIL-10 and AMT’s proprietary carrier molecule, currently in development in four Phase 2 clinical trials in inflammatory bowel diseases and rheumatoid arthritis. AMT-101 is designed to cross the intestinal epithelial (IE) barrier with limited entry into the bloodstream, thereby focusing hIL-10 at the primary site of inflammation for UC and potentially avoiding the side effects observed with systemic administration. By design, AMT-101 is actively transported through the IE barrier into the GI tissue, the primary site of inflammation in UC.

About AMT-126

AMT-126 is a novel GI-selective, oral fusion of hIL-22 and AMT’s proprietary carrier molecule currently in development for diseases related to IE barrier defects. IL-22 is a cytokine that repairs structural and functional defects of the IE barrier and induces microbial defense. AMT-126 is designed to act locally on the epithelial cells of the intestinal tissue, thereby repairing the IE barrier and supporting mucosal healing, potentially translating into clinically meaningful improvements in a broad range of GI-focused, peripheral inflammatory and other diseases.

About Applied Molecular Transport Inc.

Applied Molecular Transport Inc. is a clinical-stage biopharmaceutical company leveraging its proprietary technology platform to design and develop a pipeline of novel oral biologic product candidates to treat autoimmune, inflammatory, metabolic, and other diseases. AMT’s proprietary technology platform allows it to exploit existing natural cellular trafficking pathways to facilitate the active transport of diverse therapeutic modalities across the intestinal epithelial (IE) barrier. Active transport is an efficient mechanism that uses the cell’s own machinery to transport materials across the IE barrier. AMT believes that its ability to exploit this mechanism is a key differentiator of its approach. AMT is developing additional oral biologic product candidates in patient-friendly oral forms that are designed to either target local intestinal tissue or enter systemic circulation to precisely address the relevant biology of a disease.

AMT’s headquarters, internal GMP manufacturing and lab facilities are located in South San Francisco, CA. For additional information on AMT, please visit www.appliedmt.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements including statements relating to AMT’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, the potential of, and expectations regarding AMT’s technology platform and AMT’s internal manufacturing capabilities, statements regarding the optimization or expansion of our product development plans or the design of future clinical trials, statements regarding the potential of AMT-101 and AMT-126 or regarding AMT-101 and AMT-126 clinical trials, including the timing of data readouts from such trials and our ability to replicate past clinical development strategies, statements regarding the potential for AMT’s product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, and assumptions regarding the biological mode of action of our product candidates and the potential to avoid side effects with our product candidates. In some cases, you can identify forward-looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in AMT’s Annual and Quarterly Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”), and AMT’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and AMT assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Applied Molecular Transport Inc.

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$159,455	$5,843
Short-term investments	40,065	124,026
Prepaid expenses	5,969	1,311
Other current assets	419	321
Total current assets	205,908	131,501
Property and equipment, net	6,606	8,447
Operating lease right-of-use assets, net	9,853	—
Finance lease right-of-use assets, net	748	—
Restricted cash	1,025	108
Other assets	127	127
Total assets	$224,267	$140,183
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,392	$3,174
Accrued expenses	3,910	4,173
Operating lease liabilities, current	2,608	—
Finance lease liabilities, current	239	—
Deferred rent, current	—	83
Capital lease obligations, current	—	232
Total current liabilities	8,149	7,662
Operating lease liabilities	7,746	—
Finance lease liabilities	282	—
Deferred rent	—	444
Capital lease obligations	—	404
Total liabilities	16,177	8,510
Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.0001 par value, 450,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 38,350,990 and 35,121,360 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	4	4
Additional paid-in capital	391,530	271,000
Accumulated other comprehensive income	6	27
Accumulated deficit	(183,450)	(139,358)
Total stockholders’ equity	208,090	131,673
Total liabilities and stockholders’ equity	$224,267	$140,183

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Refer to the Company’s applicable SEC filings for previously reported periods.

Applied Molecular Transport Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$16,534	$12,836	$31,415	$25,790
General and administrative	7,093	2,487	12,692	4,976
Total operating expenses	23,627	15,323	44,107	30,766
Loss from operations	(23,627)	(15,323)	(44,107)	(30,766)
Interest income, net	59	45	99	128
Other expense, net	(62)	(101)	(84)	(52)
Net loss	$(23,630)	$(15,379)	$(44,092)	$(30,690)
Net loss per share, basic and diluted	$(0.62)	$(1.11)	$(1.20)	$(2.88)
Weighted-average shares of common stock outstanding, basic and diluted	38,128,095	13,869,040	36,680,973	10,643,240
Comprehensive loss:
Net loss	$(23,630)	$(15,379)	$(44,092)	$(30,690)
Other comprehensive (loss) income:
Unrealized (loss) gain on investments	(19)	2	(21)	8
Amounts recognized for net realized gains included in net loss	—	(19)	—	(19)
Total comprehensive loss	$(23,649)	$(15,396)	$(44,113)	$(30,701)

Investor Relations Contact:
Andrew Chang

Head, Investor Relations & Corporate Communications

achang@appliedmt.com

Media Contacts:

Alexandra Santos

Wheelhouse Life Science Advisors

asantos@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com